Exhibit 99.1

For Immediate Release	Contact:	Jon Miyata
Vice President &
Chief Accounting Officer

Wednesday, August 14, 2013	Telephone: (808) 747-8471

ROYAL HAWAIIAN ORCHARDS, L.P.

REPORTS SECOND QUARTER 2013 EARNINGS

Hilo, Hawaii  — Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) today reported a net loss of $1.2 million, or ($0.15) per Class A Unit for the second quarter of 2013 on revenues of $547,000 as compared to a net loss of $797,000, or ($0.11) per Class A Unit on revenues of $745,000 for the second quarter of 2012.  The larger net loss in 2013 as compared to the same period in 2012 is attributable to no revenue from nut sales, operating losses in the branded products segment and a non-recurring severance payment.  The branded segment operating losses were primarily due to trade discounts, slotting fees and selling and administrative expenses, as they seek to establish a market position since commencing sales in the fourth quarter of 2012.  Poor weather conditions in the Ka’u region resulting in minimal crop yields made it uneconomic for the Partnership to harvest nuts in the second quarter of 2013.  The second quarter is usually one of the year’s lowest harvest periods, accounting for less than 2% of the historical average of the year’s harvest.  The net loss in the second quarter of 2012 was mainly attributable to non-recurring general and administrative expenses.

For the first six months of 2013, revenues were $2.5 million with a net loss of $1.8 million, or ($0.24) per Class A Unit.  Revenues in the first six months of 2012 were $4.3 million with a net loss of $805,000, or ($0.11) per Class A Unit.  The higher net loss in 2013 is primarily attributable to a decrease in nut sales of $2.1 million, due to weather conditions and net losses incurred in the branded products segment for the reasons discussed above.  The Partnership has filed a claim with its crop insurer to recover a portion of the loss of revenue from the lower crop yield.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, in bulk kernel form and as better for you snack products marketed under the Royal Hawaiian Orchards® brand name.

Royal Hawaiian Orchards, L.P.

Consolidated Statements of Comprehensive Loss (unaudited)

(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2013	2012	2013	2012

Macadamia nut sales	$—	$352	$1,414	$3,555
Contract farming revenue	286	393	661	712
Branded product sales	261	—	467	—
Total revenues	547	745	2,542	4,267
Cost of goods and services sold
Cost of macadamia nut sales	—	166	1,112	2,566
Cost of contract farming services	266	366	614	652
Cost of branded product sales	352	—	621	—
Total cost of goods and services sold	618	532	2,347	3,218
Gross income (loss)	(71)	213	195	1,049
General and administrative expenses	1,042	975	1,860	1,627
Operating loss	(1,113)	(762)	(1,665)	(578)
Interest expense	(141)	(153)	(285)	(316)
Other income	106	126	189	126
Loss before income taxes	(1,148)	(789)	(1,761)	(768)
Income tax expense	3	8	18	37
Net loss	$(1,151)	$(797)	$(1,779)	$(805)

Other comprehensive income, net of tax
Amortization of prior service cost	1	2	3	4
Amortization of actuarial loss	6	4	11	8
Defined benefit pension plan	7	6	14	12
Other comprehensive income, net of tax	7	6	14	12
Comprehensive loss	$(1,144)	$(791)	$(1,765)	$(793)

Net loss per Class A Unit	$(0.15)	$(0.11)	$(0.24)	$(0.11)

Cash distributions per Class A Unit	$0.00	$0.00	$0.02	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500

See accompanying notes to consolidated financial statements.